Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ALX Oncology Holdings Inc.:

We consent to the use of our report dated June 12, 2020, included herein, with respect to the balance sheet of ALX Oncology Holdings Inc. as of April 1, 2020 (inception), and the related notes, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

June 26, 2020